Pipeline Data Closes $15 Million Debt Financing; Completes Charge.com Acquisition and Repays Laurus Master Fund, Ltd.

Pipeline Data Inc. PPDA (“Pipeline”) announced today that it has completed a $15 million debt financing arrangement led by Sheridan Capital Advisors, LLC. The proceeds from the financing have enabled Pipeline to complete its acquisition of Charge.com, Inc. (“Charge.com”) and repay all amounts outstanding under the $6,000,000 convertible debt obligation to Laurus Master Fund, Ltd.

The purchase price for Charge.com was $7.5 million in cash and $9.5 million in shares of Pipeline common stock. Charge.com generated $2.3 million in pretax income for the year ended December 31, 2004 and $1.9 million in pretax income for the nine months ended September 30, 2005.

Pipeline considers the acquisition of Charge.com complementary to its business. The company will increase profitability of the newly acquired entity by: (a) relying on favorable vendor contracts, (b) utilizing Pipeline’s proprietary gateway, as well as its wholesale processing division’s infrastructure, and (c) employing its existing sales force to develop Charge.com’s excess lead capacity, which the company believes has been largely untapped by the Charge.com marketing force.

About Pipeline Data:

Pipeline Data Inc. provides integrated transaction processing services for all major credit cards. The Company offers card processing services in three key areas: wireless mobile payment, e-commerce solutions and retail merchant payment. Pipeline Data currently serves over 15,000 accounts.

About Charge.com, Inc.:

Charge.com owns and operates a comprehensive Internet-based sales organization engaged in online transaction processing from its Web site, www.charge.com.

Safe Harbor Statement:

The information provided for in this Press Release contains forward-looking statements that involve risks and uncertainties more fully set forth in the Company’s filing. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to uncertainties that could affect performance and results of the Company in the future and, accordingly, such performance and results may materially differ from those expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to those relating to the Company’s growth strategy, customer concentration, outstanding indebtedness, seasonality, expansion and other activities of competitors, changes in federal or state laws and the administration of such laws, protection of the securities markets and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Statements made in this Press Release that are not historical facts are forward-looking statements that are subject to the “safe harbor” created by the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ significantly from those discussed and/or implied herein.

Contact Information: Pipeline Data Inc. Lane Gordon, 617-405-2600 x228 Lane.Gordon@pipelinedata.com www.pipelinedata.com